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Exhibit 99.1


AAMPRO GROUP, INC. DECLARES DIVIDEND OF TELCO ENERGY, INC. SHARES; SHAREHOLDERS TO RECEIVE 1 SHARE OF TELCO FOR EVERY 3 SHARES OF AAMPRO; TELCO ENERGY, INC. TO BE SPUN OUT AS A PUBLIC COMPANY


WHITEHOUSE, N.J., Feb. 14 /PRNewswire-FirstCall/ -- AAMPRO Group, Inc. (OTC Bulletin Board: AAPO) is pleased to announce that it has declared a dividend of Telco Energy Inc. common stock to AAMPRO shareholders of record as of March 31, 2003. AAMPRO shareholders of record shall receive one (1) share of Telco for every three (3) shares of AAMPRO. In addition, for every share of Telco received by AAMPRO shareholders, they will be vested with a right pursuant to a Rights Offering to acquire one (1) additional share of Telco Energy, Inc. for $1.50 per share.

Telco Energy, Inc. is a total energy solutions company involving fossil fuel extraction, collection and delivery systems. The company is expanding in to a fully integrated energy company through the development of oil and gas reserves to gathering, processing and marketing. Presently Telco has approximately five
(5) million shares of common stock outstanding and as a result of this dividend shall have approximately (9) million shares of common stock outstanding. Telco has approximately $6.8 million in assets on its balance sheet and Telco has recently re-activated part of its pipeline with plans to commence additional operations in the near future.

Additional details of this dividend, spinout, and public filings will be announced in an 8-K filing next week.

AAMPRO CEO, Stephen Farkas commented, "We are excited about this dividend for our shareholders as we continually strive to enhance shareholder value. Telco Energy, Inc. is an exciting business but it is divergent from our core focus and operations so it is a logical progression for it to move forward independently."

About the Company:

The Company, through its principal subsidiary AAMPRO, Inc. ("AAMPRO"), primarily conducts its business operations as a professional employer organization ("PEO"). AAMPRO provides a broad range of services comprised primarily of employee leasing and human resources management. These services include payroll and benefits administration, health and workers' compensation insurance programs, state and federal labor compliance, tax filings, safety program design and management and other related services to small and medium- sized businesses nationally with a primary concentration in the tri-state (New York/New Jersey/Pennsylvania) region. AAMPRO was organized as a corporation in 1995 and has provided PEO services since inception.

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AAMPRO's services are designed to improve the productivity and profitability of small and medium-sized businesses by relieving business owners and key executives of many employer-related administrative and regulatory burdens that enable them to focus on the core competencies of their businesses.

Forward-Looking Statements

This news release contains forward-looking statements about our business, or financial condition and prospects that reflect our assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. There may be other risks and circumstances that we are unable to predict. When used in this news release, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. All forward-looking statements are intended to be covered by the safe harbor created by Section 21E of the Securities Exchange Act of 1934.





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